UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2014

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, Dr. Jeff Hrkach informed BIND Therapeutics, Inc. (the “Company”) of his intention to resign as the Company’s Chief Technology Officer in order to pursue other opportunities. Dr. Hrkach’s resignation will be effective on December 1, 2014.

On or following the effective date of Dr. Hrkach’s resignation, the Company intends to enter into a separation agreement with Dr. Hrkach pursuant to which, in exchange for Dr. Hrkach’s execution and non-revocation of a general release of claims, Dr. Hrkach will be entitled to receive the following payments and benefits: (i) continued payment of his base salary for nine months (the “Severance Period”); (ii) payment of insurance premiums during the Severance Period if Dr. Hrkach elects to continue coverage under the Company’s group medical and dental plans pursuant to COBRA; and (iii) extension of the period Dr. Hrkach has to exercise vested Company stock options from 90 days following the termination date until the end of the Severance Period.

Following the effective date of Dr. Hrkach’s resignation, we intend to enter into a consulting agreement with Dr. Hrkach pursuant to which he will serve as a member of our Scientific Advisory Board. We anticipate the term of the consulting agreement will continue until either party elects to terminate the agreement for any or no reason by delivering notice to the other. We expect the consulting agreement will entitle Dr. Hrkach to receive a $10,000 annual cash retainer for his service on our Scientific Advisory Board, prorated for any partial year of service, and subject to approval by our board of directors, the grant of an option to purchase 10,000 shares of our common stock for an exercise price per share equal to the fair market value of our common stock on the date of grant. The option will vest and become exercisable in 48 monthly installments on the final day of each month following the date Dr. Hrkach commences service on our Scientific Advisory Board.

Forward Looking Statements

This Current Report on Form 8-K (the “Current Report”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our intention to enter into a separation agreement with Dr. Hrkach, and the anticipated terms of such separation agreement; and our intention to enter into a consulting agreement with Dr. Hrkach pursuant to which he will serve as a member of our Scientific Advisory Board, and the anticipated terms of such consulting agreement and any associated stock option grant.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that we may not enter into a separation agreement with Dr. Hrkach upon the anticipated terms disclosed in the Current Report, or at all; and the fact that we may not enter into a consulting agreement with or grant a stock option to Dr. Hrkach upon the terms disclosed in this Current Report, or at all. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 7, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report. Any such forward-looking statements represent management’s estimates as of the date of this Current Report. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: November 5, 2014	By:	/s/ Scott Minick

Scott Minick
President and Chief Executive Officer